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Aspect Communications Corporation

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      Aspect Communications Corporation (Nasdaq: ASPT) (the "Company") posted on the Company intranet the following employee question and answer sheet on July 6, 2005

ASPECT EMPLOYEE QUESTIONS

Date: 7/5/05

1.	Why is this good for our company?

The combined company will be the largest company solely focused on contact center products and services. It will be the leader in providing solutions offering workforce management and outbound dialing functionality; it will have leading positions in unified contact center software, multi-channel automatic call distributors (ACD), performance analytics and virtual contact centers. The combined company, with its greater resources and scale, will be better able to deliver integrated solutions to customers and to compete with smaller and larger companies in our consolidating markets.

2.	When will the merge be completed? How long will it take?

Now that the two companies have announced a definitive agreement, the transaction must receive regulatory and other approvals, including approval of shareholders. The transaction is expected to close as early as September 2005.

3.	What can employees expect in the interim?

During the transition, you should expect business as usual. Both companies will continue to operate as independent and separate entities. Integration plans will be prepared to help ensure a successful transition. As we have more information about the next steps, we will communicate it to you as soon as we can.

4.	Will employees be laid off as a result of the merger?

It is too early to say what specific staffing changes will occur. Some layoffs are expected. Both companies are committed to retaining the employees from each company who will best fit the new organizational requirements. We will do our best to ensure a fair process and make it a smooth transition for employees of both companies.

5.	Will there be changes in either company’s management?

The intention is that the new executive team will include individuals from both Aspect and Concerto; that will ensure the company remains true to the vision guiding both companies, and it will ensure a smoother overall transition. It is known that Jim Foy, Concerto’s current President and Chief Executive Officer, will continue in this role for the combined company. As more decisions are made regarding executive assignments, they will be communicated.

6.	How will staffing at various levels throughout the company be determined?

Both companies are committed to retaining the employees from each company who will best fit the new organizational requirements. The integration planning process will be conducted by people from both companies. We will do our best to ensure a fair process and make it a smooth transition for employees of both companies.

7.	What will happen to overlapping positions? To my manager?

It is too early to say what specific staffing changes will occur. We’ll keep you updated about any staffing changes that affect you. For now, it’s business as usual.

8.	Will employees have to relocate? What will happen to my benefits?

It is too early to say what will happen to individual employees. Aspect and Concerto have developed a particularly keen acumen for operating with distributed and virtual workforces. We’ll communicate this information as it becomes available.

9.	When will I know if I have a job with Aspect?

Our goal is to have all organizational decisions complete at or shortly after the closing of the transaction, currently anticipated for Fall 2005 and as early as September.

10. What will happen with Aspect’s product lines and solutions? What will the product names be?

•	As part of the integration process, the combined company will develop a single product “road map” to guide the future of both companies’ products, including overlapping and non overlapping products and product migration plans.

•	Some areas of our two companies’ product lines are almost entirely complementary

•	In cases of overlapping products, the integration planning team will discuss and plan the future of those products.

•	Our first priority, in planning the products, will be to ensure that our customers continue to receive the most elegant long-term solutions and the smoothest path to getting there.

11.	What should I be doing during the transition?

It will be business as usual until the close of the transaction. Both companies will operate as independent and separate entities during this period and you should conduct your work as usual. We are asking Aspect employees to maintain their current activities, focus, commitment, and energy level throughout the transition and (eventually) integration. No integration plans can be implemented during the transition period. Please speak with your manager if you have any questions or concerns about your current activities during the transition period.

12.	Why should I stay?

The combined company will be positioned as the largest company focused solely on contact center solutions. Employees of the combined company may have more opportunity and the greater stability of a larger company. The combined company will also have the resources and scale that’s needed to deliver the broad and integrated solutions that we believe customers will be seeking in response to changing technology and industry trends. Concerto has a history of successfully integrating other companies.

Additional Questions
We are committed to keeping you informed throughout this process and realize that you may have questions not yet included in this Q&A document. If you have a general question, please submit your question through the following link: (http://www.zoomerang.com/survey.zgi?p=WEB224G695FE9X). We are not collecting any identifying information and your identity will remain anonymous.

This Q&A document will be updated with answers to questions that impact all employees as soon as possible. If you have a question that pertains to you individually, please direct your question to your manager or Human Resources. If a question is submitted through the online link that does not impact all employees, we will be unable to notify you that the answer to your question will not be posted to AspectNet as we are not collecting any identifying information